UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐Definitive Proxy Statement

☒    Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

HYZON MOTORS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒    No fee required

☐Fee paid previously with preliminary materials

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, AUGUST 23, 2023

HYZON MOTORS INC.
475 Quaker Meeting House Road, Honeoye Falls, New York 14472

August 21, 2023

To Our Stockholders:

This supplement (this “Supplement”) relates to the Definitive Proxy Statement on Schedule 14A filed by Hyzon Motors Inc. (the “Company”) with the Securities and Exchange Commission on July 14, 2023 (the “Proxy Statement”) in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on August 23, 2023 (the “Annual Meeting”). Since the filing of the Proxy Statement, there have been developments regarding the Board of Directors of the Company (“Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement, as set forth in this Supplement, which should be read in conjunction with the Proxy Statement in its entirety. Except as specifically discussed below, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement.

Recent Developments

On August 16, 2023, George Gu, the Company’s Chairman, notified the Company of his intent to resign as a member of the Board effective August 24, 2023. Mr. Gu currently serves as Chairman and a Class III director. Mr. Gu’s resignation is not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices.

On August 21, 2023, the Company announced that the Board appointed Mr. Erik Anderson to succeed Mr. Gu as Chairman effective August 24, 2023, to coincide with the effective date of Mr. Gu’s resignation. The Board also appointed Mr. Andrea Farace as Vice Chairman of the Board, also effective August 24, 2023.

Impact on Voting at the Annual Meeting

This Supplement does not change the proposals to be voted on at the Annual Meeting or the recommendations of the Board with respect to such proposals, in each case, as described in the Proxy Statement. If you have already submitted your proxy, or voted by telephone or Internet, you do not need to take additional action unless you wish to change your vote. If you wish to change your vote, the Proxy Statement contains information on how to change your vote. The form of proxy included in the Proxy Statement remains valid, and no new proxy cards are being distributed.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Thank you for your support.

By Order of the Board of Directors,

John Zavoli, Secretary
Honeoye Falls, NY